Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: February 3, 2020

HELMERICH & PAYNE, INC. ANNOUNCES FIRST QUARTER RESULTS

•Quarterly U.S. Land revenue decreased $36 million to $509 million sequentially, while operating gross margins(1) decreased by $7 million to $182 million sequentially; revenue days decreased 6% to 17,684 from 18,765 in the prior quarter

•Both quarterly U.S. Land adjusted average rig revenue of $25,397(2) per day and U.S Land adjusted average rig margin of $10,410(2) per day were roughly flat sequentially

•H&P's drilling automation technology, AutoSlideSM, has been commercially deployed in six U.S. shale basins, and has drilled over 150 wells and 2.6 million feet

•Approximately 10% of the Company’s active U.S. FlexRig® fleet operated under non-traditional dayrate contracts during the quarter

•On December 13, 2019, Directors of the Company declared a quarterly cash dividend of $0.71 per share

•In 2020, the Company is celebrating its Centennial Anniversary and over 60 years as a public company

Helmerich & Payne, Inc. (NYSE: HP) reported income of $31 million or $0.27 per diluted share from operating revenues of $615 million for the quarter ended December 31, 2019, compared to net income of $41 million, or $0.37 per diluted share, on revenues of $649 million for the quarter ended September 30, 2019.  The net income per diluted share for the first fiscal quarter of 2020 and the fourth fiscal quarter of 2019 include $0.14 and $(0.01), respectively, of after-tax gains and losses comprised of select items(3). For the first fiscal quarter, select items(3) were comprised of:

•$0.15 of after-tax gains pertaining to gains on sales and a net mark-to-market gain related to our equity investments

•$(0.01) of after-tax losses pertaining to abandonments and accelerated depreciation

Net cash provided by operating activities was $112 million for the first quarter of fiscal 2020 compared to $196 million for the fourth fiscal quarter of fiscal 2019. The timing of certain accruals and payments and a seasonal slowdown in receivable collections combined with modestly lower activity contributed to the sequential decline in operating cash flow.

News Release
February 3, 2020

        President and CEO John Lindsay commented, “As we look back on the challenges the industry experienced in 2019, our leadership position and performance continued to demonstrate our ability to deliver value while adapting to rapidly changing market conditions. This quarter's results reflect the momentum of those successes.
        “H&P continued to gain market share during the quarter while the overall industry rig count declined. This is indicative of the growing preference for super-spec(4) rigs and the performance these rigs deliver relative to legacy SCR rigs, which still represented roughly 15% of the unconventional activity at calendar year-end. We believe this replacement trend will persist as our super-spec FlexRig fleet's performance and efficiency gains create value for our customers.
        "H&P remains committed to developing new pricing models that enable us to share in an equitable portion of the value created. While performance and commodity-based contracts made up 10% of our U.S. contract mix during the first fiscal quarter, today we have approximately 15% of our active U.S. FlexRig fleet contracted under non-traditional dayrate contracts, the majority of which are performance-based contracts.
        “We are encouraged as we head into fiscal 2020. For the first time in four quarters our ending rig count was sequentially higher than the previous quarter's ending rig count. We believe capital discipline by our customers will remain a prevailing theme and we expect industry activity to look similar to the average level experienced during the second half of calendar 2019, which implies a modest increase from current levels.
        “Our H&P Technologies (HPT) segment solutions continue to gain momentum with customers, particularly AutoSlide, our software that automatically controls the rig to execute steering of the well with a simple press of a button. To date, AutoSlide's deployment count is more than 150 wells, executing the drilling of the vertical, curve and horizontal wellbore totaling over 2.6 million feet. Customers using AutoSlide are seeing significant benefits from wellbore quality and placement in the forms of efficiency, predictability, and risk mitigation that only automation can provide.
        "The power of predictability in performance has enabled our customers to optimize completion stages, increase contact with the reservoir in ways that are better for life of the well, and push the envelope on new methods and techniques that ultimately lead to production increases. We believe these advantages are improving well economics, capital certainty and becoming overriding factors for increasing adoption of our software solutions.
        “Turning to our international operations, we remain optimistic about the opportunities we are seeing in the Middle East. Our rigs in the Middle East are now fully utilized and prospects for further growth will likely result in exporting additional FlexRig drilling rigs from the U.S. In Argentina, the Company has a strong market presence in the Vaca Muerta, and economic concerns notwithstanding, we continue to believe this world-class resource play remains an attractive area for further industry activity in the future.”
        Senior Vice President and CFO Mark Smith also commented, "As we move into calendar 2020, we remain confident that our balance sheet strength and level of free cash flow generation will allow us to maintain industry leading returns to stockholders and have ample flexibility to take advantage of additional investment opportunities should they develop. H&P's cash flow from operations during the first fiscal quarter was impacted by several seasonal and one-time events. We expect it to be higher in the remaining quarters of the fiscal year. Our fiscal 2020 capex budget remains in the range we initially set, which is between $275 and $300 million.”
        John Lindsay concluded, “The year 2020 is momentous for the Company as it is our centennial year. In keeping with this milestone, we remain focused on maintaining our position as the industry's most trusted partner in drilling productivity and technological innovation. H&P's unmatched expertise, experience and people are the linchpin of our leadership position as a drilling solutions provider. Along with our exceptional workforce, our best-in-class FlexRig fleet, balance sheet and leading-edge digital technology, we continue to enable well economics and returns that have strengthened our customer commitment of achieving shared, long-term success.”

News Release
February 3, 2020
Operating Segment Results for the First Quarter of Fiscal 2020
U.S. Land Operations:
Segment operating income decreased $2.6 million to $56.7 million sequentially. The decrease in operating results was primarily attributable to a decline in revenue days, which decreased by approximately 6% sequentially.

Adjusted average rig revenue per day increased slightly by $32 to $25,397(2) largely due to an increase in our FlexServices (trucking, casing running, rental equipment) during the quarter. The adjusted average rig expense per day increased sequentially by $53 to $14,987(2). Corresponding adjusted average rig margin per day decreased $21, less than half of a percent, to $10,410(2).

The segment’s depreciation expense for the quarter includes non-cash charges of $1.3 million for abandonments and accelerated depreciation related to used drilling rig components related to rig upgrades and scrapping of idle equipment, compared to similar non-cash charges of $4.6 million during the fourth fiscal quarter of 2019.

International Land Operations:
Segment operating income increased by $7.3 million to $3.1 million sequentially.  The increase in operating income was primarily attributable to higher average margins per day and a foreign currency gain. Prior quarter results included a $3.5 million foreign currency loss related to our Argentina operations compared to an approximate $0.7 million foreign currency gain in the first fiscal quarter.  Revenue days increased during the quarter by 1% to 1,619 while the average rig margin per day increased by $1,731 to $7,208.

Offshore Operations:
Segment operating income increased by $3.5 million to $6.3 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs was relatively flat sequentially at 550, while the average rig margin per day increased sequentially by $5,777 to $13,237 due to unexpected repair down time that adversely impacted prior quarter results. Segment operating income from management contracts on customer-owned platform rigs contributed approximately $2.9 million, compared to approximately $2.2 million during the prior quarter.

H&P Technologies:
The segment had an operating loss of $4.6 million compared to income of $0.6 million during the previous quarter.  Prior quarter results benefited from a change in the fair value of a contingent liability. Excluding this benefit, HPT's operating loss decreased by $3.7 million sequentially. The sequential decrease in the operating loss was due primarily to higher revenues.

Operational Outlook for the Second Quarter of Fiscal 2020

U.S. Land Operations:
•Quarterly revenue days expected to be flat-to-up 1.5% sequentially, representing a roughly 1%-3% increase in the average number of active rigs given the lower number of calendar days in the second fiscal quarter; we expect to exit the quarter at between 193-203 active rigs
•Average rig revenue per day expected to be relatively flat sequentially and in the range of $25,000-$25,500 (excluding any impact from early termination revenue)
•Average rig expense per day expected to be between $14,650-$15,150

International Land Operations:
•Quarterly revenue days expected to decrease roughly 7% sequentially, representing an average rig count of approximately 16-17 rigs for the quarter
•Average rig margin per day expected to decrease to $6,000-$7,000

News Release
February 3, 2020
Offshore Operations:
•Quarterly revenue days expected to decrease by approximately 30% sequentially, representing an average rig count of 4-5 rigs for the quarter, as one rig demobilized to the yard and one rig transitions between customers
•Despite recent rate increases, the average rig margin per day is expected to decrease to $10,000-$11,000 due to the aforementioned rig demobilization and transition
•Management contracts expected to generate approximately $2 million in operating income

HP Technologies:
•Fiscal second quarter revenue is expected to be between $16-$19 million, roughly flat sequentially

Other Estimates for Fiscal 2020
•Gross capital expenditures are still expected to be approximately $275 to $300 million; 57-62% expected for maintenance, 17-19% expected for tubular purchases, 11-15% for walking conversions, and roughly 10% for corporate and information technology projects. Asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total $35 to $45 million in fiscal 2020.
•General and administrative expenses for fiscal 2020 are still expected to be approximately $200 million
•Depreciation is still expected to be approximately $540 million

Select Items Included in Net Income per Diluted Share

First Quarter of Fiscal 2020 net income of $0.27 per diluted share included $0.14 in after-tax gains comprised of the following:

•$0.02 of a net after-tax gain related to fair market adjustments to equity investments
•$0.03 of after-tax gains related to the sale of used drilling equipment
•$0.10 of after-tax gains related to the sale of a subsidiary
•$(0.01) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to used drilling equipment

Fourth Quarter of Fiscal 2019 net income of $0.37 per diluted share included $(0.01) in after-tax losses comprised of the following:

•$0.01 of after-tax income from long-term contract early termination compensation from customers
•$0.05 of after-tax gains related to the change in fair value of a contingent liability
•$0.07 of after-tax gains related to the sale of used drilling equipment
•$(0.01) of after-tax losses related to bond redemption fees
•$(0.01) of after-tax losses related to acquisition costs
•$(0.01) of after-tax losses from discontinued operations related to adjustments resulting from currency fluctuations
•$(0.02) of a net after-tax loss related to fair market adjustments to equity investments and the sale of a portion of equity investments
•$(0.03) of non-cash after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment
•$(0.06) of after-tax losses from the settlement of a lawsuit

News Release
February 3, 2020
 Conference Call

A conference call will be held on Tuesday, February 4, 2020 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fiscal first quarter 2020 results. Dial-in information for the conference call is (877) 876-9174 for domestic callers or (785) 424-1667 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 299 land rigs in the U.S., 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) Operating gross margin defined as operating revenues less direct operating expenses.
(2) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.
(3) See the corresponding section of this release for details regarding the select items.
(4) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

Contact:  Dave Wilson, Director of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
February 3, 2020

BJ

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
CONSOLIDATED STATEMENTS OF OPERATIONS
Operating revenues
Contract drilling services	$611,398	$645,759	$737,358
Other	3,259	3,291	3,240
	614,657	649,050	740,598
Operating costs and expenses
Contract drilling services operating expenses, excluding depreciation and amortization	389,206	430,778	487,593
Other operating expenses	11,545	1,072	1,274
Depreciation and amortization	130,131	134,887	141,460
Research and development	6,878	6,121	7,019
Selling, general and administrative	49,808	49,812	54,508
Gain on sale of assets	(4,279)	(12,641)	(5,545)
	583,289	610,029	686,309
Operating income (loss) from continuing operations	31,368	39,021	54,289
Other income (expense)
Interest and dividend income	2,214	2,607	2,450
Interest expense	(6,100)	(8,043)	(4,720)
Gain (loss) on investment securities	2,821	(4,260)	(42,844)
Gain on sale of subsidiary	14,963	—	—
Other	(399)	(546)	541
	13,499	(10,242)	(44,573)
Income from continuing operations before income taxes	44,867	28,779	9,716
Income tax provision (benefit)	14,138	(13,110)	1,352
Income from continuing operations	30,729	41,889	8,364
Income from discontinued operations before income taxes	7,457	10,050	12,665
Income tax provision	7,581	10,763	2,070
Income (loss) from discontinued operations	(124)	(713)	10,595
Net income	$30,605	$41,176	$18,959
Basic earnings (loss) per common share:
Income from continuing operations	$0.27	$0.38	$0.07
Income (loss) from discontinued operations	$—	$(0.01)	$0.10
Net income	$0.27	$0.37	$0.17
Diluted earnings (loss) per common share:
Income from continuing operations	$0.27	$0.38	$0.07
Income (loss) from discontinued operations	$—	$(0.01)	$0.10
Net income	$0.27	$0.37	$0.17
Weighted average shares outstanding (in thousands):
Basic	108,555	108,896	109,142
Diluted	108,724	108,950	109,425

News Release
February 3, 2020
HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	December 31,	September 30,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2019
Assets
Cash and cash equivalents	$355,010	$347,943
Short-term investments	57,044	52,960
Other current assets	742,590	714,183
Total current assets	1,154,644	1,115,086
Investments	35,149	31,991
Property, plant and equipment, net	4,412,359	4,502,084
Other noncurrent assets	239,358	190,354
Total Assets	$5,841,510	$5,839,515

Liabilities and Shareholders' Equity
Current liabilities	$419,347	$410,238
Long-term debt, net	479,355	479,356
Other noncurrent liabilities	951,828	922,357
Noncurrent liabilities - discontinued operations	15,443	15,341
Total shareholders’ equity	3,975,537	4,012,223
Total Liabilities and Shareholders' Equity	$5,841,510	$5,839,515

News Release
February 3, 2020
HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Three Months Ended
	December 31,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2019	2018
OPERATING ACTIVITIES:
Net income	$30,605	$18,959
Adjustment for (income) loss from discontinued operations	124	(10,595)
Income (loss) from continuing operations	30,729	8,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,131	141,460
Amortization of debt discount and debt issuance costs	444	329
Provision for bad debt	(2,069)	873
Stock-based compensation	10,201	7,158
(Gain) loss on investment securities	(2,821)	42,844
Gain on sale of assets	(4,279)	(5,545)
Gain on sale of subsidiary	(14,963)	—
Deferred income tax (benefit) expense	(7,966)	1,107
Other	(139)	168
Changes in assets and liabilities	(27,487)	12,750
Net cash provided by operating activities from continuing operations	111,781	209,508
Net cash used in operating activities from discontinued operations	—	(26)
Net cash provided by operating activities	111,781	209,482

INVESTING ACTIVITIES:
Capital expenditures	(46,021)	(196,094)
Purchase of short-term investments	(28,948)	(31,324)
Payment for acquisition of business, net of cash acquired	—	(2,781)
Proceeds from sale of short-term investments	25,000	31,860
Proceeds from sale of subsidiary	15,056	—
Proceeds from asset sales	11,878	11,609
Net cash used in investing activities	(23,035)	(186,730)

FINANCING ACTIVITIES:
Dividends paid	(77,602)	(78,122)
Debt issuance costs paid	—	(3,912)
Proceeds from stock option exercises	4,100	1,954
Payments for employee taxes on net settlement of equity awards	(3,455)	(6,267)
Other	(445)	—
Net cash used in financing activities	(77,402)	(86,347)

Net increase (decrease) in cash and cash equivalents and restricted cash	11,344	(63,595)
Cash and cash equivalents and restricted cash, beginning of period	382,971	326,185
Cash and cash equivalents and restricted cash, end of period	$394,315	$262,590

News Release
February 3, 2020

	Three Months Ended
	December 31,	September 30,	December 31,
SEGMENT REPORTING (in thousands, except operating statistics)	2019	2019	2018
U.S. LAND OPERATIONS
Operating revenues	$508,828	$545,060	$619,425
Direct operating expenses	327,292	356,704	407,852
Research and development	259	188	166
Selling, general and administrative expense	10,861	9,864	11,656
Depreciation	113,726	119,060	124,003
Segment operating income	$56,690	$59,244	$75,748

Revenue days	17,684	18,765	21,933
Average rig revenue per day	$25,405	$25,478	$25,047
Average rig expense per day	14,987	15,440	15,400
Average rig margin per day	$10,418	$10,038	$9,647
Rig utilization	64%	68%	68%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$46,462	$48,353	$66,287
Direct operating expenses	34,075	43,119	47,539
Selling, general and administrative expense	1,455	1,399	2,281
Depreciation	7,817	8,042	9,837
Segment operating income (loss)	$3,115	$(4,207)	$6,630

Revenue days	1,619	1,598	1,758
Average rig revenue per day	$27,714	$28,199	$35,575
Average rig expense per day	20,506	22,722	22,704
Average rig margin per day	$7,208	$5,477	$12,871
Rig utilization	57%	56%	60%

OFFSHORE OPERATIONS
Operating revenues	$40,255	$38,468	$36,910
Direct operating expenses	30,045	32,148	26,305
Selling, general and administrative expense	1,137	1,004	769
Depreciation	2,745	2,499	2,668
Segment operating income	$6,328	$2,817	$7,168

Revenue days	550	552	525
Average rig revenue per day	$43,839	$43,072	$35,635
Average rig expense per day	30,602	35,612	25,637
Average rig margin per day	$13,237	$7,460	$9,998
Rig utilization	75%	75%	71%

H&P TECHNOLOGIES
Operating revenues	$18,552	$13,878	$14,736
Direct operating expenses	8,389	(874)	6,326
Research and development	6,490	5,730	6,853
Selling, general and administrative expense	5,885	6,471	6,056
Depreciation and amortization	2,339	1,928	1,882
Segment operating income (loss)	$(4,551)	$623	$(6,381)

        Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin per day calculations. Additionally, expense per day and margin per day calculations do not include intercompany expenses.

        Reimbursed amounts were as follows:

News Release
February 3, 2020

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2019	2019	2018
U.S. Land Operations	$59,566	$66,966	$70,090
International Land Operations	1,587	3,291	3,746
Offshore Operations	9,902	7,899	5,750

        Intercompany amounts were as follows:

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2019	2019	2018
U.S. Land Operations - Direct operating expenses	$2,699,000	$—	$—

        Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses and corporate depreciation. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

        The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations.

	Three Months Ended
	December 31,	September 30,	December 31,
(in thousands)	2019	2019	2018
Operating income
U.S. Land	$56,690	$59,244	$75,748
International Land	3,115	(4,207)	6,630
Offshore	6,328	2,817	7,168
H&P Technologies	(4,551)	623	(6,381)
Other	(1,237)	1,388	1,554
Segment operating income	$60,345	$59,865	$84,719
Gain on sale of assets	4,279	12,641	5,545
Corporate selling, general and administrative costs and corporate depreciation	(33,256)	(33,485)	(35,975)
Operating income	$31,368	$39,021	$54,289

Other income (expense):
Interest and dividend income	$2,214	$2,607	$2,450
Interest expense	(6,100)	(8,043)	(4,720)
Gain (loss) on investment securities	2,821	(4,260)	(42,844)
Gain on sale of subsidiary	14,963	—	—
Other	(399)	(546)	541
Total unallocated amounts	13,499	(10,242)	(44,573)

Income from continuing operations before income taxes	$44,867	$28,779	$9,716

News Release
February 3, 2020
SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS
(Used to determine adjusted per day statistics for revenue and expense, which are non-GAAP measures)

	Three Months Ended
(in dollars per revenue day)	December 31, 2019	September 30, 2019
U.S. Land Operations
Early contract termination revenue	$8	$113
Total impact on U.S. Land revenue per day:	8	113

Settlement of lawsuit	—	506
Total impact on U.S. Land expense per day:	—	506

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	February 3,	December 31,	September 30,	Q1FY20
	2020	2019	2019	Average
U.S. Land Operations
Term Contract Rigs	128	132	124	128
Spot Contract Rigs	69	63	70	64
Total Contracted Rigs	197	195	194	192
Idle or Other Rigs	102	104	105	107
Total Marketable Fleet	299	299	299	299

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(1)
(Estimated Quarterly Average — as of 2/3/20)

	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY20	FY20	FY20	FY21	FY21	FY21	FY21
U.S. Land Operations	125.6	101.5	81.5	64.2	32.4	23.0	20.1
International Land Operations	7.2	2.1	1.0	1.0	1.0	1.0	1.0
Offshore Operations	—	—	—	—	—	—	—
Total	132.8	103.6	82.5	65.2	33.4	24.0	21.1

(1) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.